UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2011

GenCorp Inc.

(Exact name of registrant as specified in charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (916) 355-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2011, the Company appointed Christopher C. Cambria Vice President, General Counsel of the Company.

Mr. Cambria will be paid an annual base salary of $310,000, and will be eligible for an annual bonus based on a target opportunity up to 50% of his annual base salary. Mr. Cambria will also receive a $25,000 sign-on bonus. The Company granted Mr. Cambria 20,000 Stock Appreciation Rights (SARs) that will vest in three equal increments: the first September 12, 2012, the second September 12, 2013 and the third September 12, 2014. Mr. Cambria is also eligible to participate in future grants pursuant to the Company’s Amended and Restated 2009 Equity and Performance Incentive Plan and other Company performance incentive plans extended to the senior executives of the Company generally, at levels commensurate with his position.

Mr. Cambria, age 53, has most recently served as Senior Vice President and Senior Counsel, Mergers and Acquisitions for L-3 Communications Holdings, Inc. from 2006 to December 31, 2009 and as Senior Vice President, Secretary and General Counsel from 2001 to 2006.

Mr. Cambria does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Mr. Cambria did not have any material interest, direct or indirect, in any material transaction, or any currently proposed material transaction, to which the Company was or is to be a participant since the beginning of the Company’s last fiscal year.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Offer Letter dated July 29, 2011 by and between GenCorp Inc. and Christopher C. Cambria

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 12, 2011	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Offer Letter dated July 29, 2011 by and between GenCorp Inc. and Christopher C. Cambria